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                                                                     Exhibit 8.1

                     [LETTERHEAD OF ANDREWS & KURTH L.L.P.]


                                October 25, 1999


Heritage Propane Partners, L.P.
8801 South Yale Avenue, Suite 310
Tulsa, Oklahoma 74137

Gentlemen:

                 We have acted as special counsel to Heritage Propane Partners, L.P. (the "Partnership") in connection with the Partnership's offering (the "Offering") of common units representing limited partner interests ("Common Units") in the Partnership pursuant to the Partnership's Registration Statement on Form S-3 (Registration No. 333-86057) (the "Registration Statement"). In connection therewith, we have reviewed the discussion (the "Discussion") set forth under the caption "Tax Considerations" in the Registration Statement.

                 The Discussion, subject to the qualifications and limitations stated therein, represents our opinion, as of the date set forth above, as to the material United States federal income tax consequences for purchasers of Common Units pursuant to the Offering. We assume no obligation to update this opinion.

                 We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership, the incorporation by reference of this opinion by the Registration Statement and the references to our firm and this opinion contained in the prospectus supplement forming a part of the Registration Statement. The issuance of this consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                        Sincerely,



                                        /s/ Andrews & Kurth L.L.P.